EXHIBIT 10.4

FIRST AMENDMENT
TO THE
LENAWEE BANCORP, INC.
2001 STOCK OPTION PLAN

        This First Amendment to the Lenawee Bancorp, Inc. 2001 Stock Option Plan was adopted by the Board of Directors of Pavilion Bancorp, Inc., f/k/a Lenawee Bancorp, Inc. (the "Company"), effective May 18, 2007, with reference to the following:

        A.        The Lenawee Bancorp, Inc. 2001 Stock Option Plan (the “Plan”) was adopted by the Company’s Board of Directors, and was subsequently approved by its shareholders, on November 16, 2000. Capitalized terms used without definition in this First Amendment shall have the meanings assigned to them in the Plan.

        B.        Under Article VII of the Plan, the Board of Directors has the authority, subject to certain conditions, to amend the Plan from time to time.

        C.        The Board has agreed to amend the Plan to provide the Committee discretion to determine the period during which any Option may be exercised in the event of the termination of an Optionee’s status as a Director or as an employee of the Company or the Bank.

        NOW, THEREFORE, the Plan is amended as follows:

        1.        Section 6.6(a) of the Plan is hereby amended in its entirety, to read as follows:

                   Section 6.6. Effect of Termination of Employment or Death.

        (a)        If an Optionnee’s status as a Director or as an employee of the Company or the Bank terminates for any reason, other than the death of the Optionee, before the date of expiration of Options held by such Optionee, such Options shall become null and void on the later of (i) the thirtieth (30th) day following the date of such termination, or (ii) such other date as may be determined by the Committee in its sole discretion. Without limiting the generality of the foregoing, the Committee shall have the discretion to extend the option termination date described in the preceding sentence as set forth in any Stock Option Agreement upon agreement with the Optionee. An Optionee who terminates employment with the Company or the Bank but retains his status as a Director is not considered terminated for purposes of this Section 6.6. The date of such termination shall be the date the Optionee ceases to be a Director or an employee of the Company or the Bank.

        2.        This First Amendment shall apply to all Options granted under the Plan, whether prior to or after the effective date hereof.

        3.        In all other respects, the Plan shall continue in full force and effect.

CERTIFICATION

        The foregoing First Amendment to the Plan was duly adopted by the Board of Directors of the Company, effective May 18, 2007.

PAVILION BANCORP, INC. /s/ Mark D. Wolfe —————————————— By: Mark D. Wolfe Its: Chief Financial Officer